Exhibit 99.1

Total System Services, Inc.
One TSYS Way	+1.706.649.2307
P.O. Box 2567	+1.706.649.5740
Columbus, GA 31902-2567	www.tsys.com
NYSE: TSS
For immediate release.
Contacts:
Shawn Roberts
TSYS Investor Relations
+1.706.644.6081
shawnroberts@tsys.com
TSYS REPORTS EARNINGS FOR 2008
ISSUES GUIDANCE FOR 2009
Columbus, Ga., January 27, 2009 — TSYS today announced the results for the fourth quarter and full year of 2008. Total revenues grew 7.6% in the fourth quarter to $493 million and 7.4% for the year to $1,939 million compared to 2007. On a generally accepted accounting principles (GAAP) basis, TSYS reported basic earnings per share (EPS) of $1.28 for the year and $0.34 for the fourth quarter. On a non-GAAP basis, excluding one-time spin costs, TSYS reported basic EPS of $1.32 for the year and $0.34 for the quarter, which exceed analysts’ consensus of $1.30 for the year and $0.33 for the quarter.
The reported results include a significant shift in currency conversion rates that occurred primarily in the fourth quarter which were unfavorable to TSYS. Accordingly, the company has included a schedule with this release that provides revenues and operating results on a constant currency basis. This non-GAAP measure presents 2008 financial results using prior year foreign currency exchange rates. Most notable was the impact to TSYS’ Global Services segment in the fourth quarter. On a constant currency basis, total revenues grew 41% as compared to reported growth of 14%. Management measures the performance of its global business on the basis of constant currencies.
The headwinds from the unexpected strengthening of the U.S. Dollar in the fourth quarter across most currency conversion rates resulted in a decrease related to the translation of foreign currency denominated financial statements of $0.03 for the year and $0.02 for the quarter in basic EPS on a constant currency basis. This masked TSYS’ strong growth in its Global Services segment on a constant currency basis.
“The formidable challenges resulting from the current worldwide financial crisis exceed anything that we have ever seen in our history. We are extremely proud of the way our team has met these challenges. We will continue to deal with these challenges through global growth, increased value-added product sales and expense controls. We expect 2009 net income to be in the range of slightly down to flat which reflects our commitment to successfully managing our business in these difficult times. At

TSYS, we believe our technological superiority enables us to add value and partner with our current and future clients to meet the challenges facing their businesses,” said Philip W. Tomlinson, chairman of the board and chief executive officer of TSYS.
Key Segment Events
North America Services
For the fourth quarter, total segment revenues were $342.9 million, an increase of 6.0%, compared to $323.4 million. Total segment revenues for the year were $1.35 billion, an increase of 4.6%, compared to $1.29 billion.
Key drivers for this segment include:
•	Ended the year with 319.0 million accounts on file, a decrease of 9%, compared to 352.1 million accounts on file. The decrease is the result of portfolio deconversions and inactive account purges by our clients.

•	Processed 1.7 billion transactions, a decrease of 4%, compared to 1.8 billion.

•	Increased reimbursable items $18.1 million, as the result of the growth in reimbursable court costs and attorney commissions through our debt collection subsidiary.
We had the following segment events:
•	Entered into an agreement with JPMorgan Chase with respect to the discontinuation of the servicing of Washington Mutual Bank’s consumer card portfolio by TSYS.

•	Signed an agreement with Unicard Mexico, a wholly owned subsidiary of Unibanco Brasil, one of the world’s top 20 banks and the first TS2® client in Mexico.
Global Services
For the fourth quarter, total segment revenues were $80.7 million, an increase of 14.4%, compared to $70.6 million. The increase was unfavorably impacted by $18.8 million as a result of currency translation with the strengthening of the U.S. Dollar against the British Pound. Year-to-date total segment revenues were $318.5 million, an increase of 25.7%, compared to $253.5 million. The increase is driven by growth in accounts and transactions processed.
Key drivers for this segment include:
•	Ended the year with 33.5 million accounts on file, an increase of 43%, compared to 23.4 million accounts on file.

•	Processed 281.8 million transactions, an increase of 23.1%, compared to 229.0 million.

We had the following segment events:
•	Signed a multi-year agreement to process a significant credit card portfolio for a leading German financial institution.

•	Began offering merchant payment services to PaySquare in the Benelux, which is TSYS’ first acquirer-processing client to go live in Europe.

•	Announced the addition of a new data center in Okinawa, Japan and signed AZ Card, OCS and Nagasaki Kenmin Shinyo Kumiai to service 340,000 accounts.

•	Signed a multi-year agreement with Sony Finance International, Inc. to process its newly introduced credit card program.

•	Announced China UnionPay Data Services Co., Ltd. (“CUP Data”), TSYS’ joint venture with China UnionPay, signed two processing agreements. One agreement was with China Postal Savings Bank, China’s fifth largest lender. The other agreement was with Bank of East Asia, Hong Kong’s largest local independent bank and the first foreign bank to launch a card program in China.
Merchant Services
For the fourth quarter, total revenues for the segment were $78.7 million, an increase of 7.3%, compared to $73.3 million. Year-to-date total revenues for the segment were $298.8 million, an increase of 2.3%, compared to $292.1 million.
The key driver for the segment was:
•	Processed 1.24 billion point-of-sale transactions, an increase of 1%, compared to 1.23 billion.
We had the following segment events:
•	Signed three new clients and renewed two long-term contracts in the fourth quarter.

•	Acquired Infonox to provide additional new payment technology and acceptance capabilities that move any payment form, through any payment device, anywhere in the world, over any network. Infonox gives us new client types in the gaming and casino business and new payment applications with self-serve kiosks, ATMs and money transfer.

Projected Outlook for 2009
TSYS’ guidance for 2009 includes the following:

2009 Guidance
	Range	Percent
	($ in millions)	Change
Total Revenues	$1,939 to $1,978	0% to 2%
Reimbursable items	$447 to $453	0% to 1%
Revenues before reimbursables	$1,492 to $1,525	0% to 2%
Net income	$243 to $250	(3%) to 0%
TSYS’ 2009 earnings forecast is based on the following assumptions:
1.	The economy will stabilize in the second half of 2009.

2.	There will be no significant movements in LIBOR, and no significant draws on the remaining balance of TSYS’ revolving credit facility.

3.	Anticipated growth levels in employment, technology and other expenses, which are included in 2009 estimates, will be accomplished.

4.	There will be no significant movement in foreign currency exchange rates related to TSYS’ business subsequent to year-end December 2008.

5.	TSYS will not incur significant expenses associated with the conversion of new large clients or acquisitions, or any significant impairment of goodwill or other intangibles.

6.	There will be no deconversions of large clients during the year other than as previously announced.

7.	There will be no additional significant one-time spin costs in 2009.
Non-GAAP Measures
The non-GAAP financial measures of operating margin before reimbursables, earnings excluding spin-related costs and constant currency presented by TSYS are utilized by management to better understand and assess TSYS’ operating results and financial performance. TSYS also uses the non-GAAP financial measures to evaluate and assess TSYS’ financial performance against budget, as well as to evaluate financial performance for executive and management compensation purposes.
TSYS believes that non-GAAP financial measures are important to enable investors to understand and evaluate its ongoing operating results. Accordingly, TSYS includes non-GAAP financial measures when reporting its financial results to shareholders and investors in order to provide them with an additional tool to evaluate TSYS’ ongoing business operations. TSYS believes that the non-GAAP financial measure is a representative measure of comparative financial performance that reflects the economic substance of TSYS’ current and ongoing business operations.
Although non-GAAP financial measures are often used to measure TSYS’ operating results and assess its financial performance, they are not necessarily comparable to similarly titled captions of other companies due to potential inconsistencies in the method of calculation.
TSYS provides reconciliations with the use of each of its non-GAAP financial measures with its most directly comparable GAAP financial measure, whenever it uses such a measure. This allows a shareholder and a potential investor to easily assess the impact of any differences between the measure TSYS is presenting and similarly titled captions of other companies.
TSYS believes that its use of non-GAAP financial measures provides investors with the same key financial performance indicators that are utilized by management to assess TSYS’ operating results, to evaluate the business and to make operational decisions on a prospective, going-forward basis. Hence, management provides disclosure of non-GAAP financial measures in order to allow shareholders and potential investors an opportunity to see TSYS as viewed by management, to assess TSYS with some of the same tools that management utilizes internally and to be able to compare such information with prior periods. TSYS believes that the presentation of GAAP financial measures alone would not provide its shareholders and potential investors with the ability to appropriately analyze its ongoing operational results, and therefore expected future results. TSYS therefore believes that inclusion of non-GAAP financial measures provides investors with more information to help them better understand its financial statements just as management utilizes these non-GAAP financial measures to better understand the business, manage its budget and allocate its resources.
Conference Call
TSYS will host its quarterly conference call at 5:00 p.m. ET, Tuesday, January 27. The conference call can be accessed via simultaneous Internet broadcast at tsys.com by clicking on the “Conference Call” icon on the homepage. The replay will be archived for 12 months and will be available approximately 30 minutes after the completion of the call.

About TSYS
TSYS (NYSE: TSS) is one of the world’s largest companies for outsourced payment services, offering a broad range of issuer- and acquirer-processing technologies that support consumer-finance, credit, debit, debt management, healthcare, loyalty and prepaid services for financial institutions and retail companies in the Americas, EMEA and Asia-Pacific regions. For more information contact news@tsys.com or log on to www.tsys.com. TSYS routinely posts all important information on its website.
     This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding TSYS’ earnings forecast for 2009, and the assumptions underlying such statements. These statements are based on the current beliefs and expectations of TSYS’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by our forward-looking statements in this press release. Many of these factors are beyond TSYS’ ability to control or predict. These factors include, but are not limited to, : (1) movements in LIBOR are greater than expected and draws on the remaining balance of the credit facility are greater than expected; (2) TSYS incurs expenses associated with the signing of a significant client; (3) adverse developments with respect to foreign currency exchange rates; (4) adverse developments with respect to entering into contracts with new clients and retaining current clients; (5) continued consolidation and turmoil in the financial services industry throughout 2009, including the merger of TSYS clients with entities that are not TSYS processing clients, the sale of portfolios by TSYS clients to entities that are not TSYS processing clients and the seizure by banking regulators of TSYS clients; (6) additional significant one-time spin costs are incurred; (7) TSYS is unable to control expenses and increase market share; (8) TSYS is unable to manage the impact of slowing economic conditions and consumer spending; (9) the material breach of security of any of TSYS’ systems; and (10) the impact of acquisitions, including their being more difficult to integrate than anticipated. Additional factors that could cause actual results to differ materially from those contemplated in this release can be found in TSYS’ filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.
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